Exhibit 23


                         CONSENT OF KPMG PEAT MARWICK LLP





The Board of Directors
Bone Care International, Inc.

We consent to incorporation by reference in the registration statement (No. 333-23885) on Form S-8 of Bone Care International, Inc. of our report dated July 31, 1998, relating to the consolidated balance sheets of Bone Care International, Inc. and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the 1998 annual report on Form 10-K of Bone Care International, Inc.



KPMG Peat Marwick LLP
Chicago, Illinois
September 25, 1998